Ex. 10.68
AGREEMENT
     This Agreement is entered into by and between
•	Tobias Wahl, in his capacity solely as insolvency trustee (individually referred to as the “MB Quart Trustee”) of MB Quart GmbH, a German limited liability company, (“MB Quart GmbH” and, collectively with the MB Quart Trustee, “MB Quart”),

•	Rockford Corporation, an Arizona corporation (individually referred to as “Rockford US”), and

•	Rockford Europe Vertriebs GmbH, a German limited liability company (individually referred to as “Rockford GmbH” and, together with Rockford US, “Rockford”).
     WHEREAS, the MB Quart Trustee, Rockford US and Rockford GmbH entered into an agreement on March 11, 2005 (referred to as “March 11 Agreement”) pursuant to which disputes regarding ownership over certain trademarks were settled and the MB Quart Trustee was put in a position to sell these Trademarks along with other assets.
     WHEREAS, the MB Quart Trustee has or will sign an asset purchase contract with Fünfundsiebzigste TVG Vermögensverwaltungsgesellschaft mbH (in future:Maxxsonics Europe GmbH, referred to in this Agreement as “Maxxsonics Europe GmbH”) pursuant to which all assets except for cash and accounts receivables of MB Quart GmbH will be sold to Maxxsonics Europe GmbH (the “Asset Purchase Agreement”).
     WHEREAS, Maxxsonics Europe GmbH also wishes to purchase all assets listed in the March 11 Agreement under Section 1 a through d.
     THEREFORE, MB Quart and Rockford, wish to change and amend the March 11 Agreement as follows:
1.	Assignment. In lieu of Section 1 of the March 11 Agreement the parties agree:

Rockford shall assign to Maxxsonics Europe GmbH in accordance with the process set forth in this Agreement:
          a. All right, title and interest Rockford may have in the “MB Quart” name and mark and the MB Quart Ancillary Marks worldwide, any registrations or applications for registration thereof, including without limitation the MB Quart Registrations, and the goodwill of the business in connection with the “MB Quart” name and mark and the MB Quart Ancillary Marks (collectively the “MB Quart Marks”);
          b. All right, title and interest of whatever nature in every country in the world in copyrights in instructions, manuals, packages, advertisement, marketing materials, websites, and any other original work that relates or refers to any product marketed under the MB Quart Marks (together: the “Marketing Material”), except for the Marketing Material held in stock by Rockford relating to the Rockford Inventory. (The copyright rights referred to in this Section will be referred to as the “Copyrights”);
          c. All right, title and interest of whatever nature, including without limitation, patents, patent rights, trade secrets, inventions, industrial designs, and maskworks and the right to apply for patents, industrial designs and maskworks protection, on all acoustic products and components of acoustic products designed, developed, engineered or invented by MB Quart or for MB Quart (together, the “Patent Rights” and, when excluding the Excluded Patent Rights, the “MB Quart Patent Rights”), except this transfer does not include, and Rockford retains all rights with respect to (a) Patent Rights developed by Rockford or its agents exclusively for Rockford or (b) patent rights relating to amplifiers and subwoofers in the car audio field (the “Excluded Patent Rights”). For the avoidance of doubt the parties agree that all the technology used for the production at MB Quart’s facility in Obrigheim, Germany, of speakers sold under the label MB Quart has belonged and will belong to MB Quart GmbH and that all the technology for subwoofers and amplifiers for the car audio field has belonged and will belong to Rockford;
          d. Rockford’s entire right, title and interest in and to any and all claims and demands it may have, at law or in equity, for past infringement of the MB Quart Marks, the Copyrights, and the MB Quart Patent Rights.
          2. Consideration. In lieu of Section 4 a of the March 11 Agreement the parties agree:
The Rockford consideration shall be in an amount of Euro 700,000.- (Euro seven-hundred-thousand) (the “Rockford Consideration”). An amount of the purchase price (the “Trust Amount”) paid by Maxxsonics Europe GmbH pursuant to the Asset Purchase Agreement at least sufficient to pay all administrative expenses in the insolvency proceedings over the assets of MB Quart GmbH including the Rockford Consideration shall be paid to an escrow account held by the Notary Public Karlhermann Jung (the “Escrow Agent”) with his offices at Neckarsteinach. Rockford shall deposit at the Escrow Agent an Assignment document as contained in Appendix 1 (the “Assignment Document”) to this Agreement. Rockford instructs the Escrow Agent to hold this document in trust. Rockford and the MB Quart Trustee irrevocably instruct the Escrow Agent to pay the Rockford Consideration out of the Trust Amount without undue delay to Rockford upon receipt of two copies of the Assignment Document duly signed by Rockford. Rockford will confirm receipt of the Rockford Consideration to the Escrow Agent without undue delay. Rockford and the MB Quart Trustee further instruct the Escrow Agent as soon as Rockford confirms receipt of the Rockford Consideration or if the Escrow Agent has verified that Rockford has received the Rockford Consideration to have Maxxsonics Europe duly sign the copies of the Assignment Document and to hand over one signed copy of the Assignment Document to Maxxsonics Europe GmbH and to send one copy to Rockford Corp. The parties instruct the Escrow Agent to return both copies of the Assignment Document to Rockford on October 31, 2005, if the Rockford Consideration has not been paid to Rockford on or before that date and, in such event, (a) this Agreement shall be terminated and shall have no further effect and (b) all terms of the March 11 Agreement shall remain in effect as if this Agreement had never been signed.
          3. The March 11 Agreement shall remain in full force and effect unless changed herein. All definitions used in the March 11 Agreement shall also be used in this Agreement.

     IN WITNESS WHEREOF, the parties, intending to be bound, have by their duly authorized representatives executed this Agreement as of the dates written below.

Tobias Wahl, in his capacity solely as
insolvency trustee of MB Quart GmbH
(“MB Quart Trustee”)
By:	/s/ Tobias Wahl

Name:	Tobias Wahl

Date:	Sept. 22, 2005

Title:	Insolvency Trustee of MB Quart GmbH

Rockford Corporation		Rockford Europe Vertriebs GmbH
(“Rockford US”)		(“Rockford GmbH”)
By:	/s/ Richard G. Vasek	By:	/s/ Richard G. Vasek

Name:	Richard G. Vasek	Name:	Richard G. Vasek

Title:	CFO/Secretary	Title:	CFO/Secretary

Date:	09/22/05	Date:	09/22/05

Appendix 1
ASSIGNMENT